Exhibit 10.10

Lynn L. Elsenhans
Chairman and
Chief Executive Officer

Sunoco, Inc. 1818 Market Street Ste 1500 Philadelphia PA 19103-3615 215 977 3143 Fax 215 977 3131 lelsenhans@sunocoinc.com

September 2, 2010

Mr. Frederick A. Henderson

55 Cabot Place

Bloomfield Hills, MI 48304

Dear Fritz:

Contained herein are the specific terms and conditions of an offer to you to join Sunoco, Inc. (“Sunoco”) as Senior Vice President of Sunoco, effective as of September 1, 2010 (the “Effective Date of Hire”) and, subject to your termination rights (described below), ending effective as of December 31, 2011. In this position, you will be responsible for the business operations of SunCoke Energy, Inc. (“SunCoke”). Until the separation of SunCoke from Sunoco on or prior to December 31, 2011 by means of an initial public offering of SunCoke stock, a spinoff of all or substantially all of SunCoke’s stock to Sunoco’s shareholders or a similar transaction following which all or a significant portion of SunCoke becomes held by persons independent of Sunoco (the “Separation”), you shall report to the Chief Executive Officer of Sunoco. Upon the Separation, Sunoco shall cause SunCoke to assume this letter agreement, you shall become the Chief Executive Officer of SunCoke, a member of the SunCoke Board, the Chairman of the SunCoke Board, and you shall report to the SunCoke Board. You are required to complete a physical examination and substance screening as soon as possible prior to your start date or within a reasonable time thereafter. Your examination and screening will be coordinated by Sunoco’s Medical Director once we have received your written acceptance of this offer. Beginning on the Effective Date of Hire, you will be entitled to serve on the board of directors of one unrelated company, provided that (i) such company is not, directly or indirectly, competitive with SunCoke or, until the Separation, with Sunoco, and (ii) such board service does not materially interfere with the performance of your duties to SunCoke and, prior to the Separation, Sunoco. With the approval of the Sunoco Board, you will be permitted to serve on the board of directors of one additional unrelated company, provided that the conditions in (i) and (ii) above are met.

Compensation

Your annual rate of salary will be $925,000 (“Salary”) and your target annual bonus will be 110% of your Salary. For 2010, your bonus will be a prorated amount of your target bonus based on the portion of the year during which you are employed with Sunoco. For 2011, the actual amount of your bonus will be based upon a combination of your target bonus and both corporate and individual goals, as applied in a manner consistent with that used to determine the

Mr. Frederick A. Henderson

September 2, 2010

2011 annual bonuses of the executive officers of Sunoco. The performance metrics for your 2011 bonus will be determined (i) for the portion of the year prior to the Separation, in the sole and absolute discretion of the Chief Executive Officer of Sunoco, and, if applicable, (ii) for the portion of the year on and after the Separation, in accordance with the terms of the annual incentive plan adopted by the SunCoke Board.

Upon the Separation, you shall be granted an equity award having an aggregate value of $6,400,000. Fifty percent of this award shall be in the form of options to purchase shares of common stock of SunCoke and the other 50% shall be in the form of restricted share units of SunCoke. The number of stock options will be determined as of the date of grant by SunCoke’s outside auditors or compensation consultant, using a generally accepted stock option pricing model, applied, if applicable, in the same manner as used by SunCoke in preparing its Form S-1 registration statement in connection with the Separation, rounded down to the nearest whole number of shares. The number of restricted share units shall be determined by dividing the targeted value ($3,200,000) by the closing price of SunCoke common stock on the date of the Separation (or the following day, if SunCoke common stock does not trade on such day), rounded down to the nearest whole number of share units. The stock options will vest in equal one-third installments on the first, second, and third anniversaries of the date of the Separation, subject to continued employment. The restricted share units will vest in equal one-third installments on the third, fourth, and fifth anniversaries of the Effective Date of Hire, subject to continued employment. For the avoidance of doubt, you shall not be entitled to, and have no expectation of, any other grant of equity awards through the Separation, or thereafter in 2011, although the Compensation Committee of the Sunoco Board (prior to the Separation) or the SunCoke Board (on and following the Separation) may grant you additional equity awards in their sole and absolute discretion. The distributions in respect of the restricted share units will be made to you in the form of net common shares after taxes within 30 days after the vesting date. Dividend equivalents accrued up through the vesting date on each installment will be paid in cash net of required taxes. A voluntary termination by you or termination by Sunoco for any reason will result in the forfeiture of any remaining unvested options and restricted share units.

For 2012, and subject to the approval of the SunCoke Board and/or the SunCoke Compensation Committee, we anticipate that your target long-term incentive award would be $3,200,000 and, on and after the Separation, you will be covered by a market-competitive change-in-control arrangement.

Relocation and Temporary Living Expenses

You shall be entitled to receive from Sunoco reimbursement for any reasonable and substantiated temporary living and commuting expenses incurred by you in connection with the performance of your duties for a period of one year from your Effective Date of Hire in accordance with Sunoco’s relocation policy in effect from time to time, a copy of which has been attached to this letter. No later than twelve months following the later of the Separation or the SunCoke Relocation (as defined in this sentence), you shall be required to relocate your principal residence to the Chicago, Illinois or Atlanta, Georgia metropolitan area in connection with the

Mr. Frederick A. Henderson

September 2, 2010

relocation of the SunCoke executive offices to such area (the “SunCoke Relocation”), Additional benefits under Sunoco’s relocation policy, including a home purchase option and reimbursement for all reasonable and customary home purchase costs and moving, storage, and other incidental relocation expenses, will be made available to you, in addition to reimbursement for those expenses described in the first sentence of this paragraph.

Perquisites

Sunoco has eliminated perquisites that do not serve a business purpose, and any perquisite is subject to the annual review of perquisites conducted by the Compensation Committee of the Sunoco Board. If SunCoke maintains a corporate aircraft, you will have access to such aircraft for business purposes.

Vacation

You will be entitled to 25 days of paid vacation annually. In addition, you will also be allocated two paid floating holidays each year. These floating holidays are in addition to the normal Company-designated holidays. Because 2010 will be a partial year, your number of vacation days will be prorated for 2010, rounded up to the nearest whole day.

Benefits

Sunoco provides a full range of benefits for most of its salaried employees, including comprehensive health plans, disability, life insurance, and savings plans. The disability plan requires a mandatory employee contribution of 0.5% of base salary for the first ten years of employment. You will be entitled to and encouraged to have a thorough annual physical examination performed at no cost to you. Sunoco has a policy of supporting its executives who serve on non-profit organizations through matching contributions (subject to certain limitations). You may participate in the Sunoco savings plan, or SunCap, which matches your contributions up to 5% of a participant’s salary. Eligibility for Sunoco match commences after one year of service. Matching amounts in excess of statutory limits will be provided in Sunoco’s non-qualified Savings Restoration Plan. More complete descriptions of Sunoco’s plans, including the Summary Plan Descriptions and plan documents, are available to you. The Board of Directors of Sunoco and/or Sunoco reserves the right to make changes to its employee policies, procedures, and plans at any time.

Indemnification and D&O Insurance

You will also be entitled to receive indemnification and directors’ and officers’ insurance coverage pursuant to the terms and conditions of the Sunoco Amended and Restated Indemnification Agreement, as amended from time to time.

Mr. Frederick A. Henderson

September 2, 2010

Termination Rights

Every executive, including each Senior Vice President, is an employee at will. You will not be eligible to participate in The Sunoco, Inc. Special Executive Severance Plan, Amended and Restated as of November 1, 2007, or the Sunoco, Inc. Executive Involuntary Severance Plan, Amended and Restated Effective December 3, 2009 (the “Involuntary Severance Plan”), and shall have the severance rights described below in lieu of the benefits under those plans or, in the case of any termination of employment on or prior to December 31, 2011, under any similar plans adopted by SunCoke.

Basic Severance

In the event that you are terminated without “Just Cause” (as defined in Section 1.12 of the Involuntary Severance Plan) (any such termination, a “Qualifying Termination”), you shall be entitled to receive a lump-sum cash payment equal to (i) in the case of a Qualifying Termination on or before June 30, 2011, the sum of your annual Salary and target bonus for the year of the Qualifying Termination (the “First Severance Amount”), or (ii) in the case of a Qualifying Termination after June 30, 2011 and on or before December 31, 2011, two times the sum of your annual Salary and target bonus for the year of the Qualifying Termination (the “Second Severance Amount”). You will also be entitled to receive a pro rata annual bonus based on business and personal performance, payable when annual bonuses for the year in which you are terminated are payable to other senior executives of Sunoco or SunCoke, as applicable (the “Pro Rata Annual Bonus”).

Severance in the Event of a Sale

If, instead of the Separation, on or prior to December 31, 2011 Sunoco sells all or substantially all of the assets or stock of SunCoke to a person, or more than one person acting as a group, which is not affiliated with Sunoco (a “Sale”), you may, on or prior to the date of such Sale, give Sunoco written notice of your intent to resign your employment effective as of the date of such Sale, in which case you shall receive a lump-sum cash payment equal to the sum of (x) the Pro Rata Annual Bonus and (y) the First Severance Amount if the Sale occurs on or before June 30, 2011 or the Second Severance Amount if the Sale occurs after June 30, 2011 and on or before December 31, 2011.

Severance in the Event of No Sale and No Separation

In the event that neither the Separation nor a Sale occurs on or before December 31, 2011, you may, on or prior to December 31, 2011, give Sunoco written notice of your intent to resign your employment effective as of December 31, 2011, in which case you shall receive a lump-sum cash payment equal to the sum of the Pro Rata Annual Bonus and the Second Severance Amount.

Mr. Frederick A. Henderson

September 2, 2010

This letter and any amendments shall, to the extent applicable, comply with and be interpreted in such a manner as to be consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury regulations or other Internal Revenue Service guidance promulgated thereunder. In addition, notwithstanding any provision herein to the contrary, if you are determined to be a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code), any payment of “deferred compensation” due and payable hereunder as a result of your separation from service shall not be made before the date which is six months after your date of separation from service.

This letter is subject to the approval of the Sunoco, Inc. Compensation Committee. Please review this offer letter. If you elect to accept our offer, please sign and return to us a counterpart signature page. This offer letter will be effective if signed in counterparts, and delivery of a signature page by facsimile is effective to bind the parties to this offer letter. The effective date of this letter is the date hereof.

Mr. Frederick A. Henderson

September 2, 2010

We are pleased to make this offer to you and look forward to hearing from you and to your joining Sunoco.

Sincerely,

/s/ Lynn L. Elsenhans
Lynn L. Elsenhans
Chairman, Chief Executive Officer and President, Sunoco, Inc.

/s/ Dennis Zeleny
Dennis Zeleny
Senior Vice President and Chief Human Resources Officer, Sunoco, Inc.

I accept this offer to be Senior Vice President, Sunoco, Inc. on the terms set forth above.

/s/ Mr. Frederick A. Henderson
Mr. Frederick A. Henderson